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                                                                     EXHIBIT 3.5

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                           ORGANIZATION CERTIFICATE


                                      OF


                                   ROME, MHC



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                               TABLE OF CONTENTS

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
                                                                           Page
                                                                           ----
Section 1.     Corporate Title............................................... 1

Section 2.     Principal and Registered Office............................... 1

Section 3.     Duration...................................................... 1

Section 4.     Purpose and Powers............................................ 1

Section 5.     Capital....................................................... 1

Section 6.     Incorporators................................................. 1

Section 7.     Trustees...................................................... 2

Section 8.     Limitation of Liability....................................... 2

Section 9.     Conversion Transaction........................................ 2

Section 10.    Indemnification............................................... 3

Section 11.    Amendment..................................................... 5

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                           ORGANIZATION CERTIFICATE

                                      OF

                                   ROME, MHC


     Section 1. Corporate Title. The name of the mutual holding company hereby chartered is ROME, MHC (the "MHC").

     Section 2. Principal and Registered Office. The principal and registered office of the MHC shall be located at 100 W. Dominick Street in the city of Rome, Oneida County, New York.

     Section 3.   Duration. The duration of the MHC is perpetual.

     Section 4. Purpose and Powers. The purpose of the MHC is to pursue any or all of the lawful objectives of a New York chartered mutual holding company chartered under Article VI-C of the New York Banking Law, and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and the laws of the State of New York as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the New York State Banking Department (the "NYSBD").

     Section 5.   Capital.  The MHC shall have no capital stock.

     Section 6. Incorporators. The name, place of residence and citizenship of each incorporator is set forth below:

Full Name                      Residence                    Citizenship
---------                      ---------                    -----------
Charles M. Sprock              1843 North James Street      New York/USA
                               Rome, NY 13440

Marion C. Scoville             10050 Florence Hill          New York/USA
                               Camden, NY 13316

Richard H. McMahon             1905 North George Street     New York/USA
                               Rome, NY 13340

T. Richard Leidig              1202 N. Madison Street       New York/USA
                               Rome, NY 13440

Kirk B. Hinman                 6402 Karlen Road             New York/USA
                               Rome, NY 13440

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
Full Name                      Residence                    Citizenship
---------                      ---------                    -----------
David C. Grow                  1413 North George Street     New York/USA
                               Rome, NY 13440

Michael J. Valentine           1109 North George Street     New York/USA
                               Rome, NY 13440

Bruce R. Engelbert             8202 Pennystreet Road        New York/USA
                               Rome, NY 13440-1436

David C. Nolan                                              New York/USA


     Section 7.   Trustees.

     (a) The MHC shall be under the direction of a Board of Trustees (the "Board"). The authorized number of trustees shall not be fewer than seven (7) nor more than twenty (20), as fixed in the MHC's Bylaws.

     (b) The trustees shall be divided into three classes. Subject to the provisions of this Section, the members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected annually at the annual meeting of the Board. The term of the first class shall expire at the first annual meeting of the Board; the term of the second class shall expire at the second annual meeting of the Board; the term of the third class shall expire at the third annual meeting of the Board. At each subsequent annual meeting of the Board, trustees elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of the Board and when their respective successors are elected and qualified. Trustees shall be elected by plurality vote. The names and classes of such initial trustees are set forth below. The business address of each initial trustee is 100 W. Dominick Street, Rome, New York 13442.

Class One                     Class Two                     Class Three
------------------            -----------------             ------------------




     Section 8. Conversion Transaction. The MHC may elect at any time to convert to stock form in accordance with applicable law and regulation (a "Conversion Transaction"). In a Conversion Transaction, the MHC would merge with and into the Rome Savings Bank (the "Bank") or the Rome Community Bancorp, Inc. (the "Holding Company") (at the discretion of the MHC), with the Bank or the Holding Company as the resulting entity, and the depositors of the Bank will receive the right to subscribe for a number of shares of common stock of the stock holding company (the "Holding Company"), as determined by the formula set forth in the following paragraphs. The

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additional shares of common stock of the Holding Company issued in the
Conversion Transaction shall be sold at their aggregate pro forma market value.

          In any Conversion Transaction, shareholders other than the MHC ("Minority Shareholders"), if any, will be entitled to maintain the same percentage ownership in the Holding Company after the Conversion Transaction as their ownership interest in the Holding Company immediately prior to the Conversion Transaction (the "Minority Ownership Interest"), subject only to adjustment (if required by federal or state law, regulations or regulation policy) to reflect (i) the cumulative effect of the aggregate amount of the dividends waived by the MHC, if any, and (ii) the market value of assets of the MHC (other than common stock of the Holding Company).

          The adjustment referred to in clause (i) above would require that the Minority Ownership Interest be adjusted by multiplying the Minority Ownership Interest by a fraction, the numerator of which is equal to the Holding Company's shareholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the MHC, if any, and the denominator of which is equal to the Holding Company's shareholders' equity at the time of the Conversion Transaction.

          The adjustment referred to in clause (ii) above would further adjust the Minority Ownership Interest by multiplying it by a fraction, the numerator of which is equal to the pro forma market value of the Holding Company less the market value of the MHC's assets other than Holding Company stock, and the denominator of which is equal to the pro forma market value of the Holding Company.

          At the sole discretion of the Board of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Shareholders as set forth in the preceding paragraphs of this Section. If a Conversion Transaction does not occur, the MHC will continue to own a majority of the voting stock of the Holding Company.

     Section 9.  Indemnification.

          (a) The MHC shall, to the maximum extent authorized or permitted and in the manner provided by the Banking Law and any applicable federal law, indemnify any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that such person, or such person's testator or intestate, is or was a trustee, director or officer of the MHC or one of the MHC's subsidiaries, or any predecessor of the MHC, or serves or served any other corporation, or any partnership, association, joint venture, trust, employee benefit plan, conference or other group or enterprise in any capacity at the request of the MHC or one of the MHC's subsidiaries, or any predecessor of the MHC, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and reasonably incurred, and the MHC shall advance any related expense in full. Employees or agents of the MHC may be similarly indemnified. Such right of indemnification and advancement shall be

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in addition to and not exclusive of any other rights or remedies to which such person may be or become entitled under any statute, insurance policy, agreement, by-law or otherwise.

          (b) Accrual of Right to Indemnification. In addition to the MHC's obligation to indemnify under Section 1 of this Article VIII, the MHC's obligation to indemnify, and any person's right to indemnification, under this
Article VIII shall accrue as of the time of the accrual of the cause of action asserted in the threatened or pending action, suit, or proceeding, and no subsequent change in this Organization Certificate or the By-Laws of the MHC shall have any effect on the MHC's obligation to indemnify or a person's right to indemnification. The provisions of this Article VIII shall be deemed to be a contract between the MHC and each director, trustee and officer of the MHC who serves in such capacity at any time while this Article VIII is in effect, and any subsequent change of this Article VIII shall not affect the rights or obligations then existing with respect to any state of facts then or theretofore existing as it relates to any action or proceeding therefore or thereafter brought or threatened based in whole or in part upon any such state of facts.

          (c) Insurance. The Corporation may, but shall not be obliged to, purchase and maintain insurance on behalf of any person who is or was a director, trustee or officer of the Corporation or is or was serving at the request of the Corporation as a director, trustee or officer of another corporation of any type or kind, domestic or foreign, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 10.

          (d) Subsequent Amendment and Subsequent Legislation. Neither the amendment, termination or repeal of this Section 10 or of relevant provisions of the Banking Law or any other applicable laws, nor the adoption of any provision of this Restated Organization Certificate or the By-Laws of the Corporation or of any statute inconsistent with this Section 10 shall eliminate, affect or diminish in any way the rights of any director, officer, employee or agent of the Corporation to indemnification under the provisions of this Article VIII with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

          If the Banking Law is amended to expand further the indemnification permitted to directors, officers, employees or agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by the Banking Law as so amended.

          Section 11. Amendment. The MHC reserves the right to repeal, alter, amend or rescind any provision contained in this Organization Certificate in the manner now or hereafter prescribed by law.


                           [Signature Page Follows]

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                                   ROME, MHC

     IN WITNESS WHEREOF, we the incorporators have made, signed and acknowledged this Certificate in duplicate, this ___ day of _____, 1999.



                                         _____________________________________
                                         Charles M. Sprock
                                         Chairman, President and Chief
Incorporators:


________________________________         _____________________________________
Charles M. Sprock                        Marion C. Scoville


________________________________         _____________________________________
Richard H. McMahon                       T. Richard Leidig


________________________________         _____________________________________
Kirk B. Hinman                           David C. Grow


________________________________         _____________________________________
Michael J. Valentine                     Bruce R. Engelbert


________________________________
David C. Nolan

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STATE OF NEW YORK   )
                    )  ss:
COUNTY OF ONEIDA    )


     On the ___th day of ________, 1999, there personally appeared before me Charles M. Sprock, Marion C. Scoville, Richard H. McMahon, T. Richard Leidig, Kirk B. Hinman, David C. Grow, Michael J. Valentine, Bruce R. Engelbert and David C. Nolan, to me known to be the individuals described in and who executed the foregoing certificate, and severally acknowledged to me that they executed the same and that the contents thereof are true.


                                            ____________________________________
                                            Notary Public

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